Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Constellation Brands, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Constellation Brands, Inc. of our report dated May 16, 2005, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2005 and February 29, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2005, and the effectiveness of internal control over financial reporting as of February 28, 2005, which reports appear in the February 28, 2005 annual report on Form 10-K of Constellation Brands, Inc.

Our report, dated May 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, as of February 28, 2005, contains an explanatory paragraph that states that Constellation Brands, Inc. acquired The Robert Mondavi Corporation on December 22, 2004, and management excluded from its assessment of the effectiveness of Constellation Brands, Inc.’s internal control over financial reporting as of February 28, 2005, The Robert Mondavi Corporation’s internal control over financial reporting associated with assets, net sales and income before income taxes comprising 23.6%, 2.1% and 0.6% of the consolidated total assets, net sales and income before income taxes of the Company as of and for the year ended February 28, 2005. Our audit of internal control over financial reporting of Constellation Brands, Inc. also excluded an evaluation of the internal control over financial reporting of The Robert Mondavi Corporation.

/s/ KPMG LLP

Rochester, New York
February 27, 2006